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


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         FORM 4                            U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
--------------------------                         Washington, D.C. 20549                              -----------------------------
[_]Check this box                                                                                      OMB Number:         3235-0287
if no longer subject                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Expires:    December 31, 2001
of Section 16. Form 4                                                                                  Estimated average burden
or Form 5 obligations               Filed pursuant to Section 16(a) of the Securities Exchange         hours per response........0.5
may continue. See                    Act of 1934, Section 17(a) of the Public Utility Holding          -----------------------------
Instruction 1(b).                          Company Act of 1935 or Section 30(f) of the
                                                   Investment Company Act of 1940

      (Print or Type Responses)
______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Talcott,   Joel       D.
______________________________________________________________________________
     (Last)  (First)  (Middle)


  500 Broadway, M/S 1101
______________________________________________________________________________
               (Street)

  Redwood City,               CA        94063
______________________________________________________________________________
   (City)                   (State)     (Zip)

______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

Ampex Corporation (AXC)
______________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


______________________________________________________________________________
4. Statement for Month/Year

     02/01
______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

______________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ]  Director                             [ ]  10% Owner

   [X]  Officer (give title below)           [_]  Other (specify below)

VP, General Counsel & Secretary
-------------------------------
________________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person
________________________________________________________________________________
    Table I -- Non-Derivative Securities Acquired, Disposed of,
                       or Beneficially Owned
________________________________________________________________________________

1.                           2.             3.               4.                                 5.           6.          7.
Title of Security            Transaction    Transaction      Securities Acquired (A) or         Amount of       Owner-   Nature of
(Instr. 3)                   Date           Code             Disposed of (D)                    Securities      ship     Indirect
                             (Month/Day)    (Instr. 8)       (Instr. 3, 4 and 5)                Beneficially    Form:    Beneficial
                              Year)         ----------------------------------------------      Owned at End    Direct   Ownership
                                            Code     V         Amount    (A)or     Price        of Month        (D) or   (Instr. 4)
                                                                         (D)                    (Instr. 3       Indirect
                                                                                                and 4)          (I)
                                                                                                                (Instr.4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
________________________________________________________________________________

1.            2.       3.         4.          5.             6.               7.                  8.        9.       10.     11.
Title of      Conver-  Trans-     Trans-      Number of      Date             Title and Amount    Price     Number   Owner-  Nature
Derivative    sion     action     action      Derivative     Exercisable and  of Underlying       of        of       ship    of
Security      or       Date       Code        Securities     Expiration Date  Securities          Deriv-    Deriv-   Form    In-
(Instr. 3)    Exer-    (Month/    (Instr.     Acquired (A)   (Month/Day/Year) (Instr. 3 and 4)    ative     ative    of      direct
              cise     Day/       8)          or Disposed                                         Secur-    Secur-   Deriv-  Bene-
              Price    Year)                  of(D)                                               ity       ities    ative   ficial
              of                              (Instr. 3,                                          (Instr.   Bene-    Secur-  Owner-
              Deriv-                          4 and 5)                                            5)        ficially ity:    ship
              ative               ------------------------------------------------------------              Owned    Direct  (Instr.
              Secur-              Code V      (A)  (D)       Date     Expira- Title      Amount             at End   (D) or  4)
              ity                                            Exer-    tion               or                 of       In-
                                                             cisable  Date               Number             Month    direct
                                                                                         of                 (Instr.  (I)
                                                                                         Shares             4)       (Instr.
                                                                                                                     4)
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Employee Stock                                                                Class A
Option (Right                                                                 Common
To Buy)       $ 0.40   2/26/01    A           75,000         Note 1   Note 1  Stock      75,000             Note 2   D
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

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Explanation of Responses:

Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable as to 34% of the underlying shares on February 26, 2002, and as to an additional 8.25% quarterly thereafter until February 26, 2004. The option expires as to equivalent percentages of underlying shares 15 months after the applicable vesting date for such shares.

Note 2: The column 9 total does not include other options outstanding under the Plan, because their exercise prices and exercise periods are different.

     /s/  Joel D. Talcott                                         3/5/01
---------------------------------------------            -----------------------
  **Signature of Reporting Person                                  Date
          Joel D. Talcott



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.